Exhibit 5.1

October 14, 2014

Memorial Production Partners LP

500 Dallas Street

Suite 1800

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Memorial Production Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the registration, pursuant to a registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering and sale from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”), and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), of common units (the “Common Units”) representing limited partnership interests in the Partnership having an aggregate offering price not to exceed $250,000,000 on terms to be determined at the time of each offering. This opinion is being furnished at the request of the Partnership and in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of the agreement of limited partnership of the Partnership as in effect on the date hereof (as hereafter amended from time to time, the “Partnership Agreement”) and such other partnership records of the Partnership and other certificates and documents of officials of the Partnership, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the general partner of the Partnership, all of which we assume to be true, correct and complete.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when (i) the Partnership has taken all necessary action to authorize and approve the issuance of the Common Units, the terms of the offering thereof and related matters and (ii) the Common Units have been duly issued and delivered, with certificates representing the Common Units having been duly executed, countersigned, registered and delivered or, if uncertificated, valid book-entry notations for the

Memorial Production Partners LP

October 14, 2014

issuance thereof in uncertificated form having been duly made in the register of Common Units of the Partnership, in accordance with the terms of any applicable definitive purchase, underwriting or similar agreement, against payment (or delivery) of the consideration therefor provided for therein, the Common Units will have been duly authorized in accordance with the Partnership Agreement and validly issued and will be fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.

We have assumed that, in the case of each offering and sale of the Common Units, (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act and such effectiveness shall not have been terminated or rescinded; (ii) a Prospectus Supplement will have been prepared and filed with the Commission describing the Common Units; (iii) the Common Units will have been issued and sold in compliance with applicable United States federal and state securities Laws (hereinafter defined) and pursuant to and in the manner stated in the Registration Statement and the applicable Prospectus Supplement; (iv) a definitive purchase, underwriting or similar agreement with respect to the issuance and sale of the Common Units will have been duly authorized, executed and delivered by the Partnership and the other parties thereto; (v) at the time of the issuance of the Common Units, (a) the Partnership will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of formation, (b) the Partnership will have the necessary limited partnership power and due authorization and (c) the Partnership Agreement and the organizational or charter documents of the general partner of the Partnership will be in full force and effect and will not have been amended, restated, supplemented or otherwise altered, and there will have been no authorization of any such amendment, restatement, supplement or other alteration, since the date hereof; (vi) the terms of the Common Units and of their issuance and sale will have been established in conformity with and so as not to violate, or result in a default under or breach of, the Partnership Agreement or other organizational documents of the Partnership or any applicable law, regulation or administrative order or any agreement or instrument binding upon the Partnership and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body (including any securities exchange on which the Partnership’s securities are listed for trading) having jurisdiction over the Partnership; and (vii) (a) sufficient Common Units will be authorized for issuance under the Partnership Agreement that have not otherwise been issued or reserved for issuance and (b) the consideration for the issuance and sale of the Common Units established by the Board of Directors of the general partner of the Partnership or duly authorized committee thereof and provided for

Memorial Production Partners LP

October 14, 2014

in the applicable definitive purchase, underwriting or similar agreement will not violate the terms of the Partnership Agreement or the Delaware LP Act.

B.

We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of (i) the federal Laws of the United States, (ii) the Limited Liability Company Act of the State of Delaware (the “Delaware LLC Act”), and (iii) the Revised Uniform Limited Partnership Act of the State of Delaware (the “Delaware LP Act”). As used herein, the terms “Delaware LP Act” and “Delaware LLC Act” include the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD, LLP

AKIN GUMP STRAUSS HAUER & FELD, LLP